Exhibit 99.1

News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2019 Results

•	Net sales of $15.9 billion in the fourth quarter and $59.8 billion in 2019

•	Net earnings of $1.5 billion, or $5.29 per share, in the fourth quarter and $6.2 billion, or $21.95 per share, in 2019

•	Cash from operations of $1.5 billion in the fourth quarter and $7.3 billion in 2019, after discretionary pension contributions of $1.0 billion

•	Achieved record backlog of $144.0 billion at the end of 2019

•	2020 financial outlook provided
BETHESDA, Md., Jan. 28, 2020 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2019 net sales of $15.9 billion, compared to $14.4 billion in the fourth quarter of 2018. Net earnings in the fourth quarter of 2019 was $1.5 billion, or $5.29 per share, compared to $1.3 billion, or $4.39 per share, in the fourth quarter of 2018. Cash from operations in the fourth quarter of 2019 was $1.5 billion, after discretionary pension contributions of $1.0 billion, compared to cash from operations of $2.2 billion in the fourth quarter of 2018.
Net sales in 2019 was $59.8 billion, compared to $53.8 billion in 2018. Net earnings in 2019 was $6.2 billion, or $21.95 per share, compared to $5.0 billion, or $17.59 per share, in 2018. Cash from operations in 2019 was $7.3 billion, after discretionary pension contributions of $1.0 billion, compared to cash from operations of $3.1 billion in 2018, after annual pension contributions of $5.0 billion.
“The corporation delivered outstanding performance throughout 2019, achieving exceptional sales growth, strong earnings, cash from operations, and a record backlog,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “As we look ahead to 2020, we remain focused on providing innovative global solutions for our customers, investing for growth across our portfolio, and generating long-term value for our shareholders."

Summary Financial Results
The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2019	2018	2019	2018
	Net sales	$15,878	$14,411	$59,812	$53,762

	Business segment operating profit[1]	$1,640	$1,515	$6,574	$5,877
	Unallocated items
	FAS/CAS operating adjustment	512	450	2,049	1,803
	Severance and restructuring charges[2]	—	—	—	(96)
	Other, net[3,4,5]	(3)	(114)	(78)	(250)
	Total unallocated items	509	336	1,971	1,457
	Consolidated operating profit	$2,149	$1,851	$8,545	$7,334

	Net earnings[6]	$1,498	$1,253	$6,230	$5,046

	Diluted earnings per share	$5.29	$4.39	$21.95	$17.59

	Cash from operations[7]	$1,490	$2,217	$7,311	$3,138

1	Business segment operating profit is a non-GAAP measure. See the Non-GAAP Financial Measures section of this news release for more information.
2
In the year ended Dec. 31, 2018, the corporation recognized severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after-tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

3
In the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after-tax) related to properties sold in 2015 as a result of completing its remaining obligations.

4
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its Distributed Energy Solutions (DES) business, a commercial energy service provider that was part of its Missiles and Fire Control business segment. The operating results, financial position and cash flows for the DES business were not significant to the corporation and, accordingly, have not been reclassified to discontinued operations.

5
In the quarter and year ended Dec. 31, 2018, the corporation recognized a non-cash asset impairment charge of $110 million ($83 million, or $0.29 per share, after tax) related to its investment in Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).

6
Net earnings for the year ended Dec. 31, 2019 include benefits of $127 million ($0.45 per share) for additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and the corporation's change in tax accounting method. Net earnings for the year ended Dec. 31, 2018 include benefits of $146 million ($0.51 per share) for additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on Dec. 22, 2017 and the corporation's change in tax accounting method. See the "Income Taxes" section for further discussion.

7
Cash from operations in the quarter and year ended Dec. 31, 2019 is after discretionary pension contributions of $1.0 billion. Cash from operations for the year ended Dec. 31, 2018 is after annual pension contributions of $5.0 billion and includes $870 million of tax refunds.

2020 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2020 Current Outlook[3]

	Net sales	$62,750 - $64,250

	Business segment operating profit	$6,800 - $6,950

	Net FAS/CAS pension adjustment[1]	~$2,090

	Diluted earnings per share[2]	$23.65 - $23.95

	Cash from operations	≥$7,600

1
The net FAS/CAS pension adjustment above is presented as a single amount and includes total expected 2020 U.S. Government cost accounting standards (CAS) pension cost of approximately $1,975 million and total expected financial accounting standards (FAS) pension income of approximately $115 million. CAS pension cost and the service cost component of FAS pension expense is included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income (expense). For additional detail on the corporation's FAS/CAS pension adjustment see the supplemental table included at the end of this news release.

2
Although the corporation typically does not update its outlook for proposed changes in law, the above includes the effect of proposed tax regulations confirming that foreign military sales (FMS) qualify for tax deductions for foreign derived intangible income. The corporation believes incorporating the effect of the proposed regulations more accurately reflects its expectations because the proposed regulations describe the tax treatment of FMS sales in accordance with the corporation’s analysis of the Internal Revenue Code.

3
The corporation’s financial outlook for 2020 does not include potential impacts to the corporation’s programs, including the F-35 program, resulting from U.S. Government actions related to Turkey. Currently, the corporation does not expect this event will have a material impact on its 2020 financial results.

The corporation expects the 2020 net FAS/CAS pension benefit to be approximately $2.1 billion based on a 3.25 percent discount rate (a 100 basis point decrease from the end of 2018), an approximate 21 percent return on plan assets in 2019, a 7.0 percent expected long-term rate of return on plan assets in future years (unchanged from the end of 2018), and the revised longevity assumptions released during the fourth quarter of 2019 by the Society of Actuaries. As a result of the $1.0 billion in contributions to its qualified defined benefit pension plans in 2019, the corporation does not expect to make contributions to its qualified defined benefit pension plans in 2020.
The corporation projects FAS pension income in 2020, compared to FAS pension expense in 2019, as a result of completing the planned freeze of its salaried pension plans effective Jan. 1, 2020 that was previously announced on July 1, 2014. The corporation’s FAS pension expense is comprised of service cost, interest cost, expected return on plan assets, amortization of prior service credit, and amortization of actuarial losses. The service cost and amortization of actuarial losses components of FAS pension expense are significantly lower due to the freeze. As a result, the expected return on plan assets and amortization of prior service credit exceed all other FAS pension expense components in 2020. For additional information regarding the corporation’s FAS pension expense or income and CAS pension cost, see the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2018.

Cash Activities
The corporation’s cash activities in the quarter and year ended Dec. 31, 2019 consisted of the following:

•
repurchasing 1.3 million shares for $490 million and 3.5 million shares for $1.2 billion during the quarter and year ended Dec. 31, 2019, compared to 2.2 million shares for $666 million and 4.7 million shares for $1.5 billion during the quarter and year ended Dec. 31, 2018;

•	paying cash dividends of $675 million and $2.6 billion during the quarter and year ended Dec. 31, 2019, compared to $622 million and $2.3 billion during the quarter and year ended Dec. 31, 2018;

•
making discretionary pension contributions of $1.0 billion during the quarter and year ended Dec. 31, 2019, compared to making no pension contributions for the quarter ended Dec. 31, 2018 and $5.0 billion in pension contributions during the year ended Dec. 31, 2018;

•
repayments of $900 million of long-term debt upon scheduled maturity during the quarter and year ended Dec. 31, 2019; compared to repayments of $750 million of long-term debt during the quarter and year ended Dec. 31, 2018; and

•	making capital expenditures of $643 million and $1.5 billion during the quarter and year ended Dec. 31, 2019, compared to $459 million and $1.3 billion during the quarter and year ended Dec. 31, 2018.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2019	2018	2019	2018
Net sales
Aeronautics	$6,381	$5,881	$23,693	$21,242
Missiles and Fire Control	2,769	2,427	10,131	8,462
Rotary and Mission Systems	3,889	3,613	15,128	14,250
Space	2,839	2,490	10,860	9,808
Total net sales	$15,878	$14,411	$59,812	$53,762

Operating profit
Aeronautics	$679	$626	$2,521	$2,272
Missiles and Fire Control	348	376	1,441	1,248
Rotary and Mission Systems	353	289	1,421	1,302
Space	260	224	1,191	1,055
Total business segment operating profit	1,640	1,515	6,574	5,877
Unallocated items
FAS/CAS operating adjustment	512	450	2,049	1,803
Severance and restructuring charges	—	—	—	(96)
Other, net	(3)	(114)	(78)	(250)
Total unallocated items	509	336	1,971	1,457
Total consolidated operating profit	$2,149	$1,851	$8,545	$7,334

Net sales and operating profit of the corporation's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation's business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation's business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation's consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension expense component is included in other non‑operating expense on the corporation's consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 25 percent and 28 percent of total segment operating profit in the quarter and year ended Dec. 31, 2019 as compared to 29 percent and 32 percent in the quarter and year ended Dec. 31, 2018.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2019	2018	2019	2018
Net sales	$6,381	$5,881	$23,693	$21,242
Operating profit	$679	$626	$2,521	$2,272
Operating margin	10.6%	10.6%	10.6%	10.7%
Aeronautics’ net sales in the fourth quarter of 2019 increased $500 million, or 9 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $390 million for the F-35 program due to increased volume on sustainment and development contracts; and about $100 million for higher volume on classified programs.
Aeronautics’ operating profit in the fourth quarter of 2019 increased $53 million, or 8 percent, compared to the same period in 2018. Operating profit increased approximately $70 million for the F-35 program due to higher volume and risk retirements on sustainment and development contracts and higher risk retirements on production contracts. Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the fourth quarter of 2019 compared to the same period in 2018.
Aeronautics’ net sales in 2019 increased $2.5 billion, or 12 percent, compared to 2018. The increase was primarily attributable to higher net sales of approximately $2.0 billion for the F-35 program due to increased volume on production, sustainment and development contracts; and about $350 million for higher volume on classified programs.
Aeronautics’ operating profit in 2019 increased $249 million, or 11 percent, compared to 2018. Operating profit increased approximately $210 million for the F-35 program due to increased volume on production, sustainment and development contracts; and about $50 million for the F-16 program due to higher risk retirements on sustainment contracts. These increases were partially offset by a decrease of $20 million on the F-22 program due to lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in 2019 compared to 2018.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2019	2018	2019	2018
Net sales	$2,769	$2,427	$10,131	$8,462
Operating profit	$348	$376	$1,441	$1,248
Operating margin	12.6%	15.5%	14.2%	14.7%
MFC’s net sales in the fourth quarter of 2019 increased $342 million, or 14 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $250 million for tactical and strike missile programs due to increased volume (primarily precision fires and new hypersonic development programs); about $85 million for integrated air and missile defense programs due to increased volume (primarily Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)); and about $50 million for sensors and global sustainment programs due to higher volume (primarily Special Operations Forces Global Logistics Support Services (SOF GLSS)). These increases were partially offset by a decrease of $35 million as a result of lower volume on energy programs and the divestiture of the Distributed Energy Solutions business in November 2019.
MFC’s operating profit in the fourth quarter of 2019 decreased $28 million, or 7 percent, compared to the same period in 2018. Operating profit decreased approximately $25 million for sensors and global sustainment programs due to lower risk retirements (primarily Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) and Sniper Advanced Targeting Pod (SNIPER®)). Operating profit on tactical and strike missile programs was comparable as higher volume (primarily precision fires) was offset by lower risk retirements (primarily Javelin). Adjustments not related to volume, including net profit booking rate adjustments, were $55 million lower in the fourth quarter of 2019 compared to the same period in 2018.
MFC’s net sales in 2019 increased $1.7 billion, or 20 percent, compared to 2018. The increase was primarily attributable to higher net sales of approximately $940 million for tactical and strike missile programs due to increased volume (primarily precision fires, new hypersonic development programs, and classified development programs); about $465 million for integrated air and missile defense programs due to increased volume (primarily PAC-3 and THAAD); and about $300 million for sensors and global sustainment programs due to increased volume (primarily SOF GLSS and Apache).
MFC’s operating profit in 2019 increased $193 million, or 15 percent, compared to 2018. Operating profit increased approximately $100 million for integrated air and missile defense programs due to higher volume and higher risk retirements (primarily PAC-3 and THAAD); and about $60 million for tactical and strike missile programs due to higher volume (primarily precision fires), partially offset by lower risk retirements (primarily Hellfire and Javelin). Operating profit on sensors and global sustainment programs was comparable as higher volume (primarily Apache and SOF GLSS) was offset by lower risk retirements (primarily LANTIRN and SNIPER), after a net decrease in charges of $55 million on international military programs. Adjustments not related to volume, including net profit booking rate adjustments, were $30 million lower in 2019 compared to 2018.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2019	2018	2019	2018
Net sales	$3,889	$3,613	$15,128	$14,250
Operating profit	$353	$289	$1,421	$1,302
Operating margin	9.1%	8.0%	9.4%	9.1%
RMS’ net sales in the fourth quarter of 2019 increased $276 million, or 8 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $160 million for training and logistics (TLS) programs due to higher volume (primarily an army sustainment program); about $110 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume (primarily undersea combat systems programs); and about $45 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily Littoral Combat Ship (LCS) and Aegis). These increases were partially offset by a decrease of approximately $40 million for Sikorsky helicopter programs due to lower volume (primarily mission systems programs).

RMS’ operating profit in the fourth quarter of 2019 increased $64 million, or 22 percent, compared to the same period in 2018. Operating profit increased approximately $70 million for Sikorsky helicopter programs due to better cost performance across the portfolio, customer mix, and higher risk retirements; and about $20 million for IWSS primarily due to reserves recorded for performance matters on two programs in the fourth quarter of 2018. These increases were partially offset by a $20 million decrease for C6ISR due to lower risk retirements (primarily undersea combat systems programs). Operating profit on TLS programs was comparable as increased volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $20 million lower during the fourth quarter of 2019 compared to the same period in 2018.
RMS’ net sales in 2019 increased $878 million, or 6 percent, compared to 2018. The increase was primarily attributable to higher net sales of approximately $535 million for IWSS programs due to higher volume (primarily LCS, radar surveillance systems programs, Multi Mission Surface Combatant (MMSC), and Aegis); about $290 million for various TLS programs due to higher volume (primarily an army sustainment program); and about $200 million for various C6ISR programs due to higher volume (primarily undersea combat systems and cyber solutions programs). These increases were partially offset by a decrease of approximately $145 million for Sikorsky helicopter programs due to lower volume (primarily Black Hawk production, mission systems programs, and commercial aircraft).
RMS’ operating profit in 2019 increased $119 million, or 9 percent, compared to 2018. Operating profit increased approximately $105 million for Sikorsky helicopter programs primarily due to better cost performance across the portfolio, customer mix, and higher risk retirements; and about $55 million for IWSS programs due to higher volume (primarily radar surveillance systems programs, LCS, and Aegis), after $50 million in charges in the first quarter of 2019 for a ground-based radar program. These increases were partially offset by a decrease of $50 million for TLS programs due to $80 million in charges primarily recorded in the second quarter of 2019 for an army sustainment program partially offset by lower charges on various other programs. Adjustments not related to volume, including net profit booking rate adjustments, were $65 million lower in 2019 compared to 2018.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2019	2018	2019	2018
Net sales	$2,839	$2,490	$10,860	$9,808
Operating profit	$260	$224	$1,191	$1,055
Operating margin	9.2%	9.0%	11.0%	10.8%
Space's net sales in the fourth quarter of 2019 increased $349 million, or 14 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $190 million for strategic and missile defense programs due to higher volume (primarily new hypersonic development programs); and about $160 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR), Global Positioning System (GPS) III and government satellite services).

Space's operating profit in the fourth quarter of 2019 increased $36 million, or 16 percent, compared to the same period in 2018. Operating profit increased approximately $40 million for government satellite programs due to higher risk retirements (primarily Advanced Extremely High Frequency (AEHF)) and higher volume (primarily Next Gen OPIR and GPS III); and about $25 million for strategic and missile defense programs due to higher volume and risk retirements (primarily fleet ballistic missile programs). These increases were partially offset by a decrease of $25 million due to lower equity earnings at United Launch Alliance (ULA). Adjustments not related to volume, including net profit booking rate adjustments, were $35 million higher in the fourth quarter of 2019 compared to the same period in 2018.
Space's net sales in 2019 increased $1.1 billion, or 11 percent, compared to 2018. The increase was primarily attributable to higher net sales of approximately $690 million for government satellite programs due to higher volume (primarily Next Gen OPIR, GPS III and government satellite services); and about $355 million for strategic and missile defense programs due to higher volume (primarily new hypersonic development programs).
Space's operating profit in 2019 increased $136 million, or 13 percent, compared to 2018. Operating profit increased approximately $125 million for government satellite programs due to higher risk retirements (primarily AEHF) and higher volume (primarily GPS III and government satellite services); and about $45 million for commercial satellite programs, which reflect a lower amount of charges recorded for performance matters. These increases were partially offset by a decrease of approximately $65 million due to lower equity earnings for ULA. Operating profit on strategic and missile defense programs was comparable as higher volume (primarily hypersonic development programs) was offset by lower risk retirements (primarily missile defense programs). Adjustments not related to volume, including net profit booking rate adjustments, were $120 million higher in 2019 compared to 2018.
Total equity earnings recognized by Space (primarily ULA) represented approximately $5 million, or 2 percent, and approximately $145 million, or 12 percent, of this business segment’s operating profit during the quarter and year ended Dec. 31, 2019, compared to approximately $30 million, or 13 percent and approximately $210 million, or 20 percent, during the quarter and year ended Dec. 31, 2018.

Income Taxes
The corporation’s effective income tax rate was 18.2 percent and 14.0 percent in the quarter and year ended Dec. 31, 2019, compared to 15.5 percent and 13.6 percent in the quarter and year ended Dec. 31, 2018. The rate for the quarter ended Dec. 31, 2019 is higher than the rate for the quarter ended Dec. 31, 2018 primarily due to less tax deductions for foreign derived intangible income and research and development tax credits. The rate for the year ended Dec. 31, 2019 benefited from additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019. The rate for the year ended Dec. 31, 2018 benefited from additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on Dec. 22, 2017. The rates for the years ended Dec. 31, 2019 and Dec. 31, 2018 benefited from the corporation’s changes in tax accounting method, recorded discretely in the third quarter of each year, reflecting a 2012 Court of Federal Claims decision, which held that the tax basis in certain assets should be increased and realized upon the assets’ disposition. The rates for all periods also benefited from tax deductions for foreign derived intangible income, the research and development tax credit, tax deductions for employee equity awards, and tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature.

Pension Transaction
In December 2019, certain of the corporation’s pension plans used pension trust assets to purchase a group annuity contract from an insurance company for $1.9 billion. This contract transferred $1.9 billion of outstanding defined benefit pension obligations related to approximately 20,000 U.S. retirees and beneficiaries to an insurance company. As a result of this transaction, the insurance company is now required to pay and administer the retirement benefits owed to these retirees and beneficiaries. This transaction has no impact on the amount, timing, or form of the monthly retirement benefit payments to the covered retirees and beneficiaries. Additionally, this transaction did not impact the corporation’s earnings or cash flows in 2019.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation's business segments before unallocated income and expense. This measure is used by the corporation's senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit, included in the corporation's 2020 financial outlook.

	(in millions)	2020 Current Outlook

	Business segment operating profit (non-GAAP)	$6,800 - $6,950
	Net FAS/CAS operating adjustment[1]	~1,875
	Other, net	~(230)
	Consolidated operating profit (GAAP)	$8,445 - $8,595

1
Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $215 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information
Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 28, 2020, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.
For additional information, visit our website: www.lockheedmartin.com.
About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 110,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
David Weston, 301-897-6455; david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;

•	budget uncertainty, affordability initiatives or the risk of future budget cuts;

•	risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;

•
economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification);

•	trade policies or sanctions (including Turkey’s removal from the F-35 program, the impact of U.S. Government sanctions on Turkey and potential sanctions on the Kingdom of Saudi Arabia);

•	our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;

•	changes in foreign national priorities and foreign government budgets;

•
the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;

•	the timing and customer acceptance of product deliveries;

•	our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to our businesses;

•	our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;

•	our ability to recover costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of our estimates and projections;

•
timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•	the successful operation of joint ventures that we do not control and our ability to recover our investments;

•	realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;

•	our efforts to increase the efficiency of our operations and improve the affordability of our products and services;

•
risk of an impairment of our assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential further impairment of our equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the availability and adequacy of our insurance and indemnities;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting our industry, including export of our products, cost allowability or recovery and potential changes to the U.S. Department of Defense’s acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts;

•	our ability to benefit fully from or adequately protect our intellectual property rights;

•	the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation's filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation's Annual Report on Form 10-K for the year ended Dec. 31, 2018 and subsequent quarterly reports on Form 10-Q. The corporation's filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.
The corporation's actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2019	2018	2019	2018
	Net sales	$15,878	$14,411	$59,812	$53,762
	Cost of sales[1]	(13,755)	(12,469)	(51,445)	(46,488)
	Gross profit	2,123	1,942	8,367	7,274
	Other income (expense), net[2,3,4]	26	(91)	178	60
	Operating profit	2,149	1,851	8,545	7,334
	Interest expense	(157)	(171)	(653)	(668)
	Other non-operating expense, net	(160)	(197)	(651)	(828)
	Earnings before income taxes	1,832	1,483	7,241	5,838
	Income tax expense[5]	(334)	(230)	(1,011)	(792)
	Net earnings	$1,498	$1,253	$6,230	$5,046
	Effective tax rate	18.2%	15.5%	14.0%	13.6%

	Earnings per common share
	Basic	$5.32	$4.43	$22.09	$17.74
	Diluted	$5.29	$4.39	$21.95	$17.59

	Weighted average shares outstanding
	Basic	281.4	283.1	282.0	284.5
	Diluted	283.3	285.5	283.8	286.8

	Common shares reported in stockholders' equity at end of period			280	281

1
In the year ended Dec. 31, 2018, the corporation recognized severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

2
In the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after-tax) related to properties sold in 2015 as a result of completing its remaining obligations.

3
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its Distributed Energy Solutions (DES) business, a commercial energy service provider that was part of its MFC business segment. The operating results, financial position and cash flows for the DES business were not significant to the corporation and, accordingly, have not been reclassified to discontinued operations.

4
In the quarter and year ended Dec. 31, 2018, the corporation recognized a non-cash asset impairment charge of $110 million ($83 million, or $0.29 per share, after tax) related to its investment in Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).

5
Net earnings for the year ended Dec. 31, 2019 include benefits of $127 million ($0.45 per share) for additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and the corporation's change in tax accounting method. Net earnings for the year ended Dec. 31, 2018 include benefits of $146 million ($0.51 per share) for additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on Dec. 22, 2017 and the corporation's change in tax accounting method. See the "Income Taxes" section for further discussion.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended Dec. 31,			Years Ended Dec. 31,
		2019	2018	% Change	2019	2018	% Change
	Net sales
	Aeronautics	$6,381	$5,881	9%	$23,693	$21,242	12%
	Missiles and Fire Control	2,769	2,427	14%	10,131	8,462	20%
	Rotary and Mission Systems	3,889	3,613	8%	15,128	14,250	6%
	Space	2,839	2,490	14%	10,860	9,808	11%
	Total net sales	$15,878	$14,411	10%	$59,812	$53,762	11%

	Operating profit
	Aeronautics	$679	$626	8%	$2,521	$2,272	11%
	Missiles and Fire Control	348	376	(7)%	1,441	1,248	15%
	Rotary and Mission Systems	353	289	22%	1,421	1,302	9%
	Space	260	224	16%	1,191	1,055	13%
	Total business segment operating profit	1,640	1,515	8%	6,574	5,877	12%
	Unallocated items
	FAS/CAS operating adjustment	512	450		2,049	1,803
	Severance and restructuring charges[1]	—	—		—	(96)
	Other, net[2,3,4]	(3)	(114)		(78)	(250)
	Total unallocated items	509	336		1,971	1,457
	Total consolidated operating profit	$2,149	$1,851	16%	$8,545	$7,334	17%

	Operating margin
	Aeronautics	10.6%	10.6%		10.6%	10.7%
	Missiles and Fire Control	12.6%	15.5%		14.2%	14.7%
	Rotary and Mission Systems	9.1%	8.0%		9.4%	9.1%
	Space	9.2%	9.0%		11.0%	10.8%
	Total business segment operating margin	10.3%	10.5%		11.0%	10.9%

	Total consolidated operating margin	13.5%	12.8%		14.3%	13.6%

1
Unallocated items in 2018 includes the previously announced severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's RMS business.

2
For the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

3
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its DES business, a commercial energy service provider that was part of its MFC business segment. The operating results, financial position and cash flows for the DES business were not significant to the corporation and, accordingly, have not been reclassified to discontinued operations.

4
In the quarter and year ended Dec. 31, 2018, the corporation recognized a non-cash asset impairment charge of $110 million ($83 million, or $0.29 per share, after tax) related to its investment in AMMROC.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited; in millions, except par value)

		Dec. 31, 2019	Dec. 31, 2018
	Assets
	Current assets
	Cash and cash equivalents	$1,514	$772
	Receivables, net	2,337	2,444
	Contract assets	9,094	9,472
	Inventories	3,619	2,997
	Other current assets	531	418
	Total current assets	17,095	16,103

	Property, plant and equipment, net	6,591	6,124
	Goodwill	10,604	10,769
	Intangible assets, net	3,213	3,494
	Deferred income taxes	3,319	3,208
	Other noncurrent assets[1]	6,706	5,178
	Total assets	$47,528	$44,876

	Liabilities and equity
	Current liabilities
	Accounts payable	$1,281	$2,402
	Contract liabilities	7,054	6,491
	Salaries, benefits and payroll taxes	2,466	2,122
	Current maturities of long-term debt and commercial paper	1,250	1,500
	Other current liabilities[1]	1,921	1,883
	Total current liabilities	13,972	14,398

	Long-term debt, net	11,404	12,604
	Accrued pension liabilities	13,234	11,410
	Other postretirement benefit liabilities	337	704
	Other noncurrent liabilities[1]	5,410	4,311
	Total liabilities	44,357	43,427

	Stockholders’ equity
	Common stock, $1 par value per share	280	281
	Additional paid-in capital	—	—
	Retained earnings	18,401	15,434
	Accumulated other comprehensive loss	(15,554)	(14,321)
	Total stockholders’ equity	3,127	1,394
	Noncontrolling interests in subsidiary	44	55
	Total equity	3,171	1,449
	Total liabilities and equity	$47,528	$44,876

1
Effective Jan. 1, 2019, the corporation adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). As of Dec. 31, 2019, right-of-use operating lease assets were $1.0 billion and operating lease liabilities were $1.1 billion. Approximately $855 million of operating lease liabilities were classified as noncurrent. There was no impact to the corporation's consolidated operating results or cash flows as a result of adopting this standard. The 2018 periods were not restated for the adoption of ASU 2016-02.

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

		Years Ended Dec. 31,
		2019	2018
	Operating activities
	Net earnings	$6,230	$5,046
	Adjustments to reconcile net earnings to net cash provided by operating activities
	Depreciation and amortization	1,189	1,161
	Stock-based compensation	189	173
	Deferred income taxes	222	(244)
	Severance and restructuring charges	—	96
	Gain on property sale	(51)	—
	Changes in assets and liabilities
	Receivables, net	107	(179)
	Contract assets	378	(1,480)
	Inventories	(622)	(119)
	Accounts payable	(1,098)	914
	Contract liabilities	563	(537)
	Postretirement benefit plans	81	(3,574)
	Income taxes	(151)	1,077
	Other, net	274	804
	Net cash provided by operating activities[1]	7,311	3,138

	Investing activities
	Capital expenditures	(1,484)	(1,278)
	Other, net	243	203
	Net cash used for investing activities	(1,241)	(1,075)

	Financing activities
	Dividends paid	(2,556)	(2,347)
	Repurchases of common stock	(1,200)	(1,492)
	(Repayments of) proceeds from commercial paper, net	(600)	600
	Repayments of long-term debt	(900)	(750)
	Other, net	(72)	(163)
	Net cash used for financing activities	(5,328)	(4,152)

	Net change in cash and cash equivalents	742	(2,089)
	Cash and cash equivalents at beginning of period	772	2,861
	Cash and cash equivalents at end of period	$1,514	$772

1
Cash provided by operating activities for the year ended Dec. 31, 2019 is after discretionary pension contributions of $1.0 billion. Cash provided by operating activities for the year ended Dec. 31, 2018 is after annual pension contributions of $5.0 billion and includes $870 million of tax refunds.

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2018	$281	$—	$15,434	$(14,321)	$1,394	$55	$1,449
	Net earnings	—	—	6,230	—	6,230	—	6,230
	Other comprehensive loss, net of tax[1]	—	—	—	(1,233)	(1,233)	—	(1,233)
	Repurchases of common stock	(4)	(483)	(713)	—	(1,200)	—	(1,200)
	Dividends declared[2]	—	—	(2,550)	—	(2,550)	—	(2,550)
	Stock-based awards, ESOP activity and other	3	483	—	—	486	—	486
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(11)	(11)
	Balance at Dec. 31, 2019	$280	$—	$18,401	$(15,554)	$3,127	$44	$3,171

1
At Dec. 31, 2019 the corporation recognized a non-cash, after-tax reduction to stockholders' equity of $2.2 billion as a result of the year-end re- measurement of its postretirement benefit plans. This reduction was offset by about $900 million due to recognition of previously deferred amounts.

2	Represents dividends of $2.40 per share declared for the fourth quarter of 2019 and $2.20 per share declared for the first, second and third quarters of 2019.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except aircraft deliveries)

		2020 Outlook	2019 Actual
	Total FAS expense and CAS costs
	FAS pension income (expense)[1]	$115	$(1,093)
	Less: CAS pension cost	1,975	2,565
	Net FAS/CAS pension adjustment	$2,090	$1,472

	Service and non-service cost reconciliation
	FAS pension service cost	$(100)	$(516)
	Less: CAS pension cost	1,975	2,565
	FAS/CAS operating adjustment	1,875	2,049
	Non-operating FAS pension credit (cost)[2]	215	(577)
	Net FAS/CAS pension adjustment	$2,090	$1,472

1
The corporation projects FAS pension income in 2020, compared to FAS pension expense in 2019, as a result of completing the planned freeze of its salaried pension plans effective Jan. 1, 2020 that was previously announced on July 1, 2014. The corporation’s FAS pension expense is comprised of service cost, interest cost, expected return on plan assets, amortization of prior service credit, and amortization of actuarial losses. The service cost and amortization of actuarial losses components of FAS pension expense are significantly lower due to the freeze. As a result, the expected return on plan assets and amortization of prior service credit exceed all other FAS pension expense components in 2020. For additional information regarding the corporation’s FAS pension expense or income and CAS pension cost, see the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2018.

2
The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income (expense) in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service credit (cost) for its qualified defined benefit pension plans in the table above, along with non-service cost for its other postretirement benefit plans of $30 million, to total non-service credit of $185 million for 2020. The corporation recorded non-service cost for its other postretirement benefit plans of $116 million in 2019, in addition to its total non-service cost for its qualified defined benefit pension plans in the table above, for a total of $693 million in 2019.

Lockheed Martin Corporation
Other Financial and Operating Information (cont.)
(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2019	Dec. 31, 2018
Aeronautics	$55,636	$55,601
Missiles and Fire Control	25,796	21,363
Rotary and Mission Systems	34,296	31,320
Space	28,253	22,184
Total backlog	$143,981	$130,468

	Quarters Ended		Years Ended
Aircraft Deliveries	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
F-35	51	32	134	91
C-130J	9	7	28	25
C-5	—	—	—	4
Government helicopter programs	24	32	85	107
Commercial helicopter programs	2	3	2	5
International military helicopter programs	8	8	13	13

Number of Weeks in Reporting Period[1]	2019	2018
First quarter	13	12
Second quarter	13	13
Third quarter	13	14
Fourth quarter	13	13

1
The corporation closes its books and records for the first three quarters on the last Sunday of the calendar quarter to align its financial closing with its business processes. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31. Typically, the corporation's fiscal quarters are 13 weeks in length but due to its fiscal year ending on Dec. 31, the number of weeks in the corporation's quarters may vary slightly from year to year. Consequently, the difference in the number of weeks in the current and comparable prior period could affect period-to-period comparisons.